State of Delaware
Secretary of State
Division of Corporations
Delivered 08:58 AM 02/07/2022
FILED 08:58 AM 02/07/2022
SR 20220390261 - File Number 6599108

STATE OF DELAWARE
CERTIFICATE OF INCORPORATION
A STOCK CORPORATION

The undersigned Incorporator, desiring to form a corporation under pursuant to the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. The name of the Corporation is LAFAYETTE ENERGY CORP.

2. The Registered Office of the corporation in the State of Delaware is located at 2140 South Dupont Hwy, in the City of Camden, County of Kent, Zip Code 19934. The name of the Registered Agent at such address upon whom process against this corporation may be served is Paracorp Incorporated.

3. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total amount of stock this corporation is authorized to issue is 500,000,000.
490,000,000 are hereby designated Common with a par value of $ 0.0001.
10,000,000 are hereby designated Preferred with a par value of $ 0.0001.

5. The name and mailing address of the incorporator are as follows:
Name Frances Severe
Mailing Address 2140 South Dupont Hwy
Camden, DE Zip Code 19934

By: /s/ Frances Severe
Incorporator

Name: Frances Severe
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